Exhibit 12-B


                  CHRYSLER CORPORATION ENTERPRISE AS A WHOLE
              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                        Nine Months Ended
                                                                          September 30,
                                                                           (unaudited)
                                                                      -----------------------
                                                                        1995           1994
                                                                      --------        -------
                                                                     (in millions of dollars)
Net earnings from continuing operations                               $  1,081       $  2,545
    Add back:
      Taxes on income                                                      709          1,654
      Fixed charges                                                      1,002            944
      Amortization of previously capitalized interest                       74             66
    Deduct:
      Capitalized interest                                                 154            131
      Undistributed earnings from less than
       fifty-percent owned affiliates                                       13             11
                                                                      --------       --------
Earnings available for fixed charges                                  $  2,699       $  5,067
                                                                      ========       ========

Fixed charges:
    Interest expense                                                  $    733       $    697
    Interest expense of unconsolidated subsidiaries                          0              0
    Capitalized interest                                                   154            131
    Credit line commitment fees                                              7              8
    Interest portion of rent expense                                       108            108
    Gross up of preferred stock dividends of
     majority-owned subsidiaries (CFC) to a pre-tax basis                    0              0
                                                                      --------       --------
Total fixed charges                                                   $  1,002       $    944
                                                                      ========       ========

Ratio of earnings to fixed charges                                        2.69           5.37

    Preferred stock dividend requirements                                   31             99

Ratio of earnings to fixed charges and
    preferred stock dividend requirements                                 2.61           4.86

Equity taken up in earnings of less than
    fifty-percent owned affiliates                                    $     13       $     11
    Deduct:
      Dividends paid by affiliates                                           0              0
                                                                      --------       --------
Undistributed earnings from less than
    fifty-percent owned affiliates                                    $     13       $     11
                                                                      ========       ========

For the purpose of computing the ratios of earnings to fixed charges and preferred stock dividends, earnings are determined by adding back fixed charges to consolidated earnings from continuing operations (including equity in net earnings of unconsolidated subsidiaries) before taxes on income and excluding undistributed earnings from less than fifty-percent owned affiliates. Fixed charges consist of interest expense, credit line commitment fees, interest portion of rental expense and the preferred stock dividend requirements of its majority-owned subsidiaries increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements.